UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2016

ARDELYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

34175 Ardenwood Blvd., Suite 200

Fremont, CA 94555

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On June 2, 2016, Ardelyx, Inc. (the “Company”) appointed Robert Bazemore as a member of its board of directors (the “Board”), effective immediately, to serve in Class III until the 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. In connection with Mr. Bazemore’s appointment, the Board increased the authorized number of members of the Board from six to seven members. Following Mr. Bazemore’s appointment, Class III consists of Gordon Ringold, Ph.D., Richard Rodgers, and Mr. Bazemore.

Mr. Bazemore was also appointed to serve as a member of the Compensation Committee of the Board (the “Compensation Committee”). Following Mr. Bazemore’s appointment, the Compensation Committee consists of David Mott, as chairman, Dr. Ringold, Mr. Rodgers, and Mr. Bazemore.

The Board has determined that Mr. Bazemore is independent as defined in Listing Rule 5605 of The NASDAQ Stock Market LLC for purposes of serving on the Board and Compensation Committee.

Pursuant to the Company’s compensation program for its non-employee directors (the “Director Compensation Program”), Mr. Bazemore received an option to purchase 25,000 shares of the Company’s common stock. Mr. Bazemore’s options have a per share exercise price of $9.27, which was the last reported sale price of the Company’s common stock on the June 2, 2016 grant date, and the option vests over three years in substantially equal installments on each monthly anniversary of the grant date so long as Mr. Bazemore remains on the Board through each such vesting date. In addition, Mr. Bazemore will be entitled to receive annual cash retainers in the amount of $35,000 per year for his service on our Board and $7,500 per year for his service on our Compensation Committee and any other compensation provided pursuant to the Director Compensation Program.

The Company intends to enter into its standard form of indemnification agreement with Mr. Bazemore.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2016	ARDELYX, INC.

	By:	/s/ Mark Kaufmann
Mark Kaufmann
Chief Financial Officer